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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


NAME                                                 JURISDICTION    OWNERSHIP%
----                                                 ------------    ----------
Advanced Machine Programming, Inc.                   Delaware           100%
Asyst Automation, Inc.                               Massachusetts      100%
Asyst Connectivity Technologies, Inc.                Delaware           100%
Asyst Germany GmbH                                   Germany            100%
Asyst Integration Services (India) PVT, LTD.         India              100%
Asyst Japan KK                                       Japan             96.8%
Asyst Korea Co., Ltd.                                Korea              100%
Asyst Software, Inc.                                 Delaware           100%
Asyst Technologies, Inc. (FSC)                       Barbados           100%
Asyst Technologies (Far East) PTE, LTD               Singapore          100%
Asyst Technologies Malaysia Sd. Bhd.                 Malaysia           100%
Asyst Technologies (Taiwan) Ltd.                     Taiwan             100%
Asyst Technologies (U.K.) Ltd.                       United Kingdom     100%
GW Associates, Inc.                                  Delaware           100%
Hine Design Incorporated                             California         100%
Palo Alto Technologies, Inc.                         California         100%
Progressive System, Inc.                             Texas              100%
Radiance Systems, Incorporated                       California         100%
SemiFab, Inc.                                        Delaware           100%
SMIF Equipment (Tianjen) Company, Ltd.               China              100%